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                                                                    Exhibit 99.2


                   MAGNETEK, INC. DEFINED-BENEFIT PENSION PLAN
                             BACKGROUND INFORMATION

BACKGROUND

      As of June 30, 2000, the fair market value of assets included in the defined-benefit pension plan ("Plan") of Magnetek, Inc. ("Magnetek" or "the Company") exceeded the accumulated benefit obligation (ABO) for the Plan by over $10 million. During the two-year period ended June 30, 2002 the Company made contributions to the Plan aggregating $24.4 million. However, due primarily to the recent decline in equity markets and resulting impact on the value of Plan assets and, to a lesser extent, the impact of declining interest rates on the calculation of the ABO, as of June 30, 2002 the ABO exceeded plan assets by $14.4 million.

      Under generally accepted accounting principles (GAAP), when the ABO exceeds the fair value of plan assets, a minimum liability must be established on the balance sheet with a corresponding amount (net of related income tax benefit) included in other comprehensive loss in shareholders' equity. The amount of the minimum liability is equal to the amount by which the ABO exceeds the fair market value of plan assets. Also under GAAP, if a company has a prepaid pension asset (representing the amount by which contributions to a plan have exceeded pension expense recorded under GAAP) on the balance sheet at the time the company is required to record a minimum pension liability, the amount of the prepaid asset is also included in the minimum pension liability and other comprehensive loss in shareholders' equity. Both the minimum pension liability and prepaid pension asset are reflected on the balance sheet at their gross amount (that is, the prepaid pension asset is not netted against the minimum pension liability).

      As of June 30, 2002, Magnetek had a prepaid pension asset on its balance sheet in the amount of $60 million. Therefore, the minimum pension liability required to be included in Magnetek's balance sheet as of June 30, 2002 is $74.4 million (calculated by adding $14.4 million--representing the amount by which the ABO exceeded the fair value of Plan assets--and $60 million which is the amount of the prepaid pension asset on the balance sheet). The balance sheet will separately reflect the $74.4 million minimum pension liability as a long-term liability and the $60 million prepaid pension asset as a long-term asset. The minimum pension liability of $74.4 million, less $17 million of related tax benefit, or $57 million, will be reflected in accumulated other comprehensive loss as a reduction of shareholders' equity. Under GAAP, once the fair market value of Plan assets exceeds the ABO, the minimum pension liability and related amount included in other comprehensive loss will both be removed from the Company's balance sheet.

      The following exhibits reflect the disclosures related to the Plan which are required under GAAP to be included in the Company's footnotes to its annual report:
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                                 MAGNETEK, INC.
                             (DOLLARS IN THOUSANDS)

NET PERIODIC PENSION COST (INCOME) FOR THE YEARS ENDED JUNE 30, 2002, 2001 AND 2000 ARE AS FOLLOWS:

                                               FY 2002            FY 2001            FY 2000
                                               -------            -------            -------
COMPONENTS OF NET PERIODIC
BENEFIT COST

Service cost                                  $    674           $  1,438           $  2,024

Interest cost                                 $ 10,965           $ 10,952           $ 10,388

Expected return on plan assets               ($ 13,587)         ($ 13,703)         ($ 14,544)

Amortization of transition amount            ($    263)         ($    263)         ($    268)

Amortization of prior service cost            $     53           $    161          ($     28)

Recognized net actuarial (gain)/loss          $  1,212           $  1,003           $    208
                                              --------           --------           --------

Net periodic benefit cost                    ($    946)         ($    412)         ($  2,220)

Curtailment/settlement (gain)/loss            $      0           $  1,098           $  1,290
                                              --------           --------           --------

Net benefit cost                             ($    946)          $    686          ($    930)


Magnetek recognized curtailment/settlement gain or loss in fiscal years 2001 and 2000 resulting from the following:

      2001 Fiscal Year:      The sale of the Drives, Lighting and Goodland
                             Divisions.

      2000 Fiscal Year:      The sale of the Motors Division.


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                                 MAGNETEK, INC.
                             (DOLLARS IN THOUSANDS)

BENEFIT OBLIGATIONS, AT YEAR-END, FAIR VALUE OF PLAN ASSETS AND PREPAID (ACCRUED) BENEFIT COSTS FOR THE YEARS ENDED JUNE 30, 2002 AND 2001 ARE AS
FOLLOWS:

                                                                FY 2002                FY 2001
                                                                -------                -------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                        $ 148,065              $ 139,188
Service cost                                                   $     674              $   1,438
Interest cost                                                  $  10,965              $  10,952
Plan participants' contributions                               $      22              $      75
Amendments                                                     $      --              $      --
Actuarial (gain)/loss                                          $   5,446              $  10,235
Curtailment (gain)/loss                                        $      --              $  (3,361)
Settlement                                                     $      --              $      --
Benefits paid                                                  $ (14,211)             $ (10,462)
Benefit obligation at end of year                              $ 150,961 (1)          $ 148,065

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                 $ 148,464              $ 148,420
Actual return on plan assets                                   $  (9,288)             $  (3,069)
Employer contribution                                          $  10,926              $  13,500
Plan participants' contributions                               $      22              $      75
Benefits paid                                                  $ (14,211)             $ (10,462)
Settlement                                                     $      --              $      --
Fair value of plan assets at end of year                       $ 135,913              $ 148,464

Funded status                                                  $ (15,048)             $     399
Unrecognized transition amount                                 $      --              $    (263)
Unrecognized net actuarial (gain)/loss                         $  74,635              $  47,526
Unrecognized prior service cost                                $     399              $     452
Net amount recognized                                          $  59,986              $  48,114

Amounts Recognized in Statement of Financial Position
Prepaid benefit cost                                           $  59,986              $  48,114
Accrued benefit liability                                      $ (74,363)             $      --
Net of tax amount included in other
  comprehensive income (loss) in equity                        $ (56,947)             $      --


WEIGHTED-AVERAGE ASSUMPTIONS AS OF JUNE 30
Discount rate                                                      7.375%                 7.625%
Expected return on plan assets                                      9.50%                  9.50%
Rate of compensation increase                                       4.50%                  4.50%


Pension plan assets include $12,802 (in thousands) in company stock.

                              Notes: (1)Represents Projected Benefit Obligation as defined in FASB Statement No. 87. Accumulated Benefit Obligation (used to determine requirement for Minimum Pension Liability) is $150,290. The difference between this number and the Fair Value of Plan Assets at June 30, 2002 is $14,377.


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ABOUT MAGNETEK'S PENSION PLAN

        Magnetek's Pension Plan (the Plan) is a defined-benefit plan established by the Company in 1987 to consolidate the pension plans of acquired operations. When the Plan was established, defined-benefit plans were the rule in the electrical equipment industry and more prevalent than defined-contribution plans throughout industry, which is no longer the case. Over the years, Magnetek has made regular contributions to the Plan trust fund on behalf of its employees as an employee benefit. With very few exceptions, Magnetek employees do not contribute to the fund.

        Magnetek has since downsized in order to focus exclusively on digital power electronics markets. In the process of divesting operations the Company's annual revenues declined from over $1.5 billion to less than $300 million, and the size of its workforce contracted from over 15,000 to fewer than 2,000 persons. In most cases (when not consolidated into the pension plans of companies that acquired its operations) Magnetek retained accountability for the Plan assets it contributed on behalf of its former employees. Consequently, Magnetek's pension plan includes some 10,000 participants. Approximately 600 active employees participate, and approximately 3,000 retirees are currently drawing benefits from the plan.

        Magnetek engages an independent actuary to make the financial assessments upon which Company contributions to the pension fund are based and retains independent money managers to manage pension assets. Magnetek's actuary is Bryan, Pendleton (owned by Wells Fargo). Current pension asset managers are:
Institutional Capital Corporation; Waddell & Reed; Capital Guardian Trust Company; New South Capital; J.P. Morgan Investment Management; and Trust Company of the West.

        The Plan portfolio is designed to be a balanced fund including U.S. equities, international equities and fixed income securities. Asset allocations at June 30, 2002 were: U.S. equities 47%; international equities 14% and fixed income securities 39%.

MARKET OVERVIEW

        During Magnetek's fiscal 2002 fourth quarter (April through June, 2002), U.S. equity markets suffered their worst declines since the third quarter of calendar 2001 and their second worst declines since 1990, as accounting scandals, international tensions and skepticism about the economic recovery eroded investor confidence. Similar to the U.S. equity markets, global markets also declined significantly during the quarter with large European markets showing double digit declines in local currencies. Yields on U.S. Treasuries declined sharply during the quarter as investors moved into lower risk securities. Corporate yield spreads widened, and the high-yield market was overwhelmed by issues of recently downgraded companies.

PLAN PERFORMANCE

        Magnetek's Plan performance is measured against a number of indices, including: the S&P 500, S& P Value, the Russell 2000 Growth, the MSCI EAFE and Lehman Govt./Growth. The performance of the fund also is measured against a targeted long-term rate of return of 9.5%.

        The average return of the fund over the past three years has been a negative 1.8% due to


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\declines in equity markets during FY 2001 and 2002. Overall, the Plan portfolio was down 5.3% in Magnetek's fiscal 2002 fourth quarter (April through June, 2002) and down 5.2% for the last twelve months as the positive performance of the Plan's fixed income investments could not offset declines in equity investments. However, at the end of FY 1999, the average return over the previous five years had been almost 13%. While fund managers have been changed over time, the current managers have outperformed the benchmark indices established for them; and based on current asset allocation, the fund should return 9+% over an extended period (25 years).

        Pension expense (income) over the last three years, in thousands, has been: FY 2002 ($946); FY 2001 $686; FY 2000 ($930). Magnetek's contributions to the plan have been: FY 2002, $11 million; FY 2001, $13.5 million; FY 2000, $1.9 million; and FY 1999, $6.0 million. (Magnetek contributed 900,000 shares of Company stock valued at approximately $9 million in 2002. All other contributions were cash.)


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